EXHIBIT 99

Dear Shareholder,

First let me say that I am honored that your Board of Directors has elected me as Chairman, and I look forward to serving D&E and all of its shareholders in this new role.

Second, I'd like to thank Anne Sweigart and Robert Lauman for their long and distinguished service as employees of this company. As many of you know, Mrs. Sweigart, who retired November 1 as Chairman and President, has worked for D&E for 68 years. Mr. Lauman, who retired as Vice Chairman and Senior Executive Vice President, worked for D&E for the last 21 years. They will continue to offer us the benefit of their experience through their ongoing service on our Board of Directors.

As part of the management transition plan we announced in August, D&E is conducting a search for a Chief Executive Officer. We are evaluating both internal and external candidates for this position, and until a new CEO is named I will continue to fulfill this role.

During the third quarter of 2004, we continued to work to provide excellent service to our telephone customers, while also pursuing new technology initiatives.

Like many companies in our industry, we experienced a decline in the lines served by our local telephone companies, or Rural Local Exchange Carriers (RLECs), over the past year. This decline was partially offset by an increase in lines served by our Competitive Local Exchange Carrier (CLEC), which operates in areas outside our traditional telephone company territories.

Increasing demand for high-speed broadband Internet service has generated significant growth in our DSL subscribers. By September 30, 2004, our DSL subscriber count was up almost 49 percent from the same time last year. This year, we increased our top DSL download speed to 1.5 megabits-per-second. We also added a new "entry-level" DSL as an additional choice for customers, with a download speed of 256 kilobits-per-second and a competitive subscription rate that is lower than the top-speed DSL rate.

As part of our ongoing efforts to capitalize on the convergence of voice, data and video technologies, we continued our trial of video service in our Union County market. Subscribers can receive voice, high-speed Internet and digital television programming through the existing phone line into their homes. In another initiative, we continued efforts to develop a potential Voice over Internet Protocol (VoIP) service for residential customers. Nationwide, there has been increasing media attention and interest in this type of service, which transports voice calls through packet technology similar to the way data is transported over the Internet.

For business customers, we began to develop additional network management and security services. D&E can monitor customers' computer networks and work to safeguard them from the risks of viruses, hackers and other threats. We conducted a seminar on these services for business customers in Philadelphia in September.

Changes in line and subscriber counts:

As of September 30	2004	2003	Change
RLEC Lines	140,243	143,870	(2.5%)
CLEC Lines	37,398	35,106	6.5%
DSL Subscribers	10,008	6,734	48.6%
Dial-up Internet Subscribers	12,071	12,855	(6.1%)
Web-hosting Customers	901	795	13.3%

Turning to financial results, our revenue for the third quarter of 2004 was $43.7 million, up from $43.0 million during the same period last year. Operating income was $4.5 million, compared to $5.3 million in the third quarter last year. The decrease was due to wage and benefit cost increases, as well as expenses related to the development and implementation of our video service in Union County. Our net income was $719,000, up from $155,000 in third-quarter 2003. The increase in net income was due in part to a $1.0 million decrease in interest expense in third-quarter 2004, compared to the same period of 2003. Interest expense decreased as a result of the financing completed in March 2004 and the voluntary principal payment on long-term debt of $10 million in the second quarter of 2004.

In November, D&E restated its financial statements for the first two quarters of 2004, to correct the misapplication of accounting guidance related to the syndicated senior secured debt financing that we completed on March 5, 2004. The Quarterly Report on Form 10-Q/A for the first two quarters can be found on our web site (www.decommunications.com) in the Investor Relations section. Also in November, we amended this financing facility at a cost of $524,000 by reducing the interest rate on the $150 million Term Loan B by 75 basis points. We estimate that this reduction will result in an annual savings of approximately $1.1 million. We also incurred a one-time, non-cash write-off of approximately $321,000 of unamortized debt issuance costs of the previous credit facility.

With a new year about to begin, we continue our focus on providing excellent service and offering our customers the latest communication technology. I thank each of you for being part of our company, and I wish you a happy holiday season and a successful start to 2005!

Sincerely,

G. William Ruhl

G. William Ruhl
Chairman, President &
Chief Executive Officer

Any forward-looking statements concerning the development of our business and its financial performance are based upon the current beliefs and expectations of D&E's management. Such statements are not guarantees of future performance and involve a number of risks, uncertainties, and other factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors contained in our past and future filings with the U.S. Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements.

Investor Information

D&E Communications, Inc. is listed on the NASDAQ National Market of the NASDAQ Stock Market under the symbol "DECC." The Company serves as its own transfer agent. Inquiries concerning stock and related matters may be directed to W. Garth Sprecher, Senior Vice President and Corporate Secretary.

Telephone: (717) 738-8304
Email: gsprecher@decommunications.com

Market Makers

Ferris, Baker, Watts, Inc.
100 Light Street
Baltimore, MD 21202
(800) 638-7411

F.J. Morrissey & Company, Inc.
1700 Market Street, Suite 1420
Philadelphia, PA 19103
(215) 563-8500

Jefferies & Company, Inc.
520 Madison Ave., 12th Floor
New York, NY 10022
(888) 533-3374

Legg Mason Wood Walker, Inc.
100 Light Street
Baltimore, MD 21202
(888) 682-0300

Mitchell Securities Corp. of Oregon
121 SW Morrison Street,
Suite 1480
Portland, OR 97204
(800) 224-2226

Morgan Stanley
46 E. King Street
Lancaster, PA 17602
(800) 776-7567

D&E Communications
Delivering Excellence

Brossman Business Complex
124 East Main Street • Ephrata, PA 17522
1-877-4DE-TODAY • www.decommunications.com
Email: info@decommunications.com

D&E Communications
Delivering Excellence

Quarterly Report
Third Quarter **2004**

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts) (unaudited)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
Total operating revenues	$43,692	$43,031	$131,592	$128,403
Total operating expenses	39,232	37,733	116,927	111,435

Operating income	4,460	5,298	14,665	16,968
Total other income (expense)	(3,686)	(5,011)	(15,875)	(14,640)

Income (loss) from continuing operations before income taxes and dividends on utility preferred stock	774	287	(1,210)	2,328
Income taxes (benefit)	39	116	(955)	859
Dividends on utility preferred stock	16	16	49	49

Total income taxes and dividends on utility preferred stock	55	132	(906)	908

Income (loss) from continuing operations	719	155	(304)	1,420
Discontinued operations:
Loss from operations of discontinued Paging business, net of income tax benefit of $27	—	—	—	(53)
Cumulative effect of change in accounting principle, net of income taxes of $ 177	—	—	—	260

Net Income (Loss)	$719	$155	$(304)	$1,627

Weighted average common shares outstanding (basic)	14,867	15,522	15,325	15,465
Weighted average common shares outstanding (diluted)	14,910	15,591	15,325	15,526
Basic and diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.05	$0.01	$(0.02)	$0.09
Income (loss) from discontinued operations	0.00	0.00	0.00	0.00
Cumulative effect of accounting change	0.00	0.00	0.00	0.02

Net income (loss) per common share	$0.05	$0.01	$(0.02)	$0.11

Dividends per common share	$0.13	$0.13	$0.38	0.38

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)	Sept. 30, 2004	Dec. 31, 2003
ASSETS
Current assets	$35,288	$47,009
Investments in and advances to affiliated companies	2,477	3,611
Property, plant and equipment	340,253	326,684
Less accumulated depreciation	156,986	137,533

	183,267	189,151

Other assets
Goodwill	149,045	149,127
Intangible assets, net of accumulated amortization	168,945	173,594
Other	8,392	11,756

	326,382	334,477

Total Assets	$547,414	$574,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$39,434	$43,900
Long-term debt	221,000	222,765
Other liabilities	102,900	105,543
Preferred stock of utility subsidiary, Series A 4 1/2%	1,446	1,446
Shareholders’ equity
Common stock, par value $0.16, authorized shares 100,000 at Sept. 30, 2004 and 30,000 at Dec. 31, 2003	2,539	2,533
Outstanding shares: 14,254 at Sept. 30, 2004 and 15,547 at Dec. 31, 2003
Additional paid-in capital	160,091	159,515
Accumulated other comprehensive income (loss)	(4,107)	(4,865)
Retained earnings	42,728	48,693
Treasury stock at cost, 1,640 shares at Sept. 30, 2004 and 307 Shares at Dec. 31, 2003	(18,617)	(5,282)

	182,634	200,594

Total Liabilities and Shareholders’ Equity	$547,414	$574,248

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended Sept. 30,
(in thousands) (unaudited)	2004	2003
Cash flows from operating activities of continuing operations	$34,824	$32,109
Net cash used in investing activities from continuing operations	(16,846)	(4,973)
Net cash used in financing activities from continuing operations	(24,025)	(4,959)

Cash provided by (used in) continuing operations	(6,047)	22,177
Net cash used in discontinued operations	—	(20,553)

Increase (decrease) in cash and cash equivalents	(6,047)	1,624
Cash and cash equivalents
Beginning of period	12,446	15,514

End of period	$6,399	$17,138